Exhibit 5.12

Date: 10 June 2022

To

Valaris Limited

Clarendon House, 2 Church Street

Hamilton, Bermuda, HM 11

Re: Capacity and Enforceability Legal Opinion – Ensco Arabia Limited Company

Dear Sirs

1.	Introduction

1.1	This opinion is furnished to you in connection with the provisions of a guarantee by Ensco Maritime Limited (the “Guarantor”) to pledge its shares in Ensco Arabia Limited Company (the “Company”) pursuant to the indenture entered into among Valaris Limited, an exempted company incorporated under the laws of Bermuda, each of the Guarantors named therein, and Wilmington Savings Fund Society, FSB (as “Trustee” and as “First Lien Collateral Agent”) dated 30 April 2021 (the “Indenture”).

1.2	We have acted as Saudi Arabian counsel to the Company in connection with the review of the Indenture and the Constitutional Documents of the Company as listed in Schedule attached hereto.

1.3	Save where a contrary intention is indicated, terms defined or to be construed in a particular manner when used in the Indenture shall have the same meanings and be construed in the same manner when used herein.

1.4	For purposes of rendering this opinion, we have examined the copies of the documents listed in the Schedule hereto which includes the constitutional documents (“Constitutional Documents”) and such laws, regulations, and decrees that we have considered appropriate to examine as a basis for the opinions hereinafter expressed.

1.5	In rendering our opinion hereinafter expressed, we have made the following assumptions:

(a)	all documents submitted to us as originals are authentic and true, complete and up to date;

(b)	all copies of documents submitted to us conform with the original documents from which they were made;

(c)	all translations of documents submitted to us are accurate;

(d)	all signatures are genuine;

(e)	except as to matters that are expressly opined herein, all certifications are true and correct;

(f)	none of the documents we have examined for the purposes of rendering this opinion have been modified since being dated, executed and delivered or have ceased to be in full force and effect;

(g)	no resolution was passed, voluntary or otherwise, by a party or any competent authority for the dissolution or liquidation of a party and no liquidator or receiver or similar officer has been appointed in relation to a party;

(h)	the certificates consents and permits provided by the parties and by public officials are correct in all respects and have been validly issued, are in good form and without any mala fide intent or fraud;

(i)	the Constitutional Documents constitute true, correct and up to date versions of the such documents, which have not been amended, rescinded, replaced or superseded and continue in full force and effect, there are in existence no documents that would have bearing on this opinion in respect of the Company other than the Constitutional Documents and no circumstances have arisen and no law exists or has come into effect of which we are unaware whereby any of the Constitutional Documents have ceased to be in full force and effect;

(j)	all facts stated in the agreements, documents, corporate resolutions and instruments upon which we relied are continue to be true and correct and no relevant matter was withheld from us, either deliberately or inadvertently;

1.6	This opinion relates only to the laws and regulations of the Kingdom of Saudi Arabia as of the date hereof.

2.	Opinion

Based on the foregoing and subject to the reservations, qualifications and observations set out below, we are of the opinion that:

2.1	The Company is a limited liability company (sharika that massouliah mahdoudah) duly organized and validly existing under the laws and regulations of the Kingdom of Saudi Arabia and is a legal entity with separate legal personality capable of being sued in its own name.

2.2	The Indenture, the Security Agreement, Collateral Agency Agreement, Notes, any other document relates therewith (the “Agreements”), and the transactions contemplated thereunder constitute the legal, valid and binding obligations of the Parties and such obligations and the Agreements are enforceable under Saudi Arabian Law.

2.3	The execution, delivery and performance of the Agreements do not violate any existing published law or regulation.

2.4	No approval, authorisation, consent, adjudication or order of any public authority or government agency in the Kingdom of Saudi Arabia is required to be obtained by the Parties to authorise the execution, delivery and performance of the Indenture and Agreements.

2.5	Pursuant to the Constitutional Documents and the Shareholders’ Resolution, the Company has full power and authority to enter into the Agreements and to perform and observe its obligations under the Agreements.

2.6	All corporate and legal action and all corporate procedures, consents and other authorisations necessary to approve the Company’s entry into and execution of the Agreements and the transactions contemplated by the Company and to authorise the Authorised Signatory (as defined in the Shareholders’ Resolution) to execute and deliver the Agreements and to perform its obligations thereunder have been duly taken.

2.7	It is not necessary in order to ensure the legality, validity, admissibility in evidence in the courts of the Kingdom of Saudi Arabia of the Agreements to obtain the consent, authorisation, approval or acknowledgment of any person or governmental authority of the Kingdom of Saudi Arabia, or to pay any stamp, registration or similar tax.

2.8	The execution, delivery and performance by the Company of the Agreements does not violate any provision of the Constitutional Documents or any existing published law or regulation applicable to the Company.

2.9	The Company is subject to civil and commercial law, as well as Shari’ah law, in the Kingdom of Saudi Arabia with respect of its obligations under the Agreements.

2.10	Neither the Company nor any of its assets has any right of immunity in the Kingdom of Saudi Arabia from suit, set-off, execution, attachment prior to judgment, attachment in aid of execution or any other legal process with respect to Company’s obligations under the Agreements.

2.11	No stamp duty, stamp duty reserve tax or other similar documentary or registration tax or duty is payable in Saudi Arabia in connection with the execution, delivery and performance of the Agreements.

3.	Reservations and Qualifications

The foregoing opinion is expressed subject to the following reservations, qualifications and observations:

3.1	Agreements for the payment of interest or of amounts in the nature of interest (howsoever described and whether or not involving a penal element), as well as indemnities with respect thereto and amounts in the nature of interest payable under hedging arrangements, are unenforceable under the laws and regulations of the Kingdom of Saudi Arabia. Furthermore, no damages may be awarded for delays in the payment of any amount. The unenforceability of any such obligation would not, however, cause other obligations not constituting or in the nature of interest to become likewise unenforceable.

Apart from such unenforceability, there are no civil or criminal penalties which attach to or result from the entering into of any agreement or instrument in which the payment of interest, or an indemnity with respect thereto or the payment of an amount in the nature of interest under hedging agreements and arrangements, is provided for. Also, in legal proceedings to enforce payments under credit arrangements (including indemnities and hedging agreements and arrangements), a court in the Kingdom of Saudi Arabia may order a deduction from the amounts claimed under such credit arrangements in an amount equal to all amounts previously paid to the claimant as or in the nature of interest.

3.2	The Saudi Arabian adjudicatory bodies have the discretion to deny or modify the enforcement of contractual or other obligations where in the opinion of such adjudicatory bodies’ enforcement would be inequitable under Shari'ah principles.

3.3	Previous decisions of the courts and judicial committees of the Kingdom of Saudi Arabia are considered not to establish a binding precedent for decisions of later cases. The decisions of the various courts and judicial committees of the Kingdom of Saudi Arabia and Royal Decrees, ministerial decisions and resolutions, departmental circulars and other pronouncements of official bodies of Saudi Arabia which have the force of law are not generally or consistently indexed and collected in a central place or made publicly available.

3.4	The courts and judicial committees of the Kingdom of Saudi Arabia may refuse to grant an award in respect of the costs of any litigation.

3.5	Under Islamic law, a right cannot be waived until that right has accrued. Therefore a waiver of future rights, such as a right to set off amounts owed at a future date, will not be effective until those rights have accrued. A failure to exercise a right may operate as a waiver thereof notwithstanding a contractual provision to the contrary.

3.6	A court judgment or arbitration award obtained outside the Kingdom of Saudi Arabia might be enforced in the Kingdom of Saudi Arabia by submitting such judgment or arbitration award to the Execution Judge, the judicial body in the Kingdom of Saudi Arabia empowered to enforce foreign judgments and arbitration awards, which may enforce all of such foreign judgment or arbitration awards or such part thereof as is not inconsistent with the laws and regulations of the Kingdom of Saudi Arabia. In considering a request to enforce a foreign judgment or arbitration award, the Execution Judge would ordinarily require the party seeking enforcement to demonstrate: (i) either that the Kingdom of Saudi Arabia and the country in which such foreign judgment or arbitration award was issued are parties to a bilateral or multilateral agreement for the reciprocal enforcement of judgments/arbitration awards or, in the absence of such agreement, that such country would recognize and enforce a Saudi Arabian judgment or arbitration award in the same manner as a domestic judgment or arbitration award; (ii) that the Saudi Arabian judgment/arbitration award debtor was accorded due process in the foreign proceeding, including due notice and the opportunity to appear in and defend such proceeding; (iii) that such foreign judgment or arbitration award is final in the country where it was issued; and (iv) that such foreign judgment or arbitration award contains nothing that contravenes the Shari'ah or public policy of The Kingdom of Saudi Arabia. In this respect, Singapore and the Kingdom of Saudi Arabia are contracting parties to the Convention on the Recognition and Enforcement of Foreign Arbitral Awards, New York, 10 June 1958 (the “NY Convention”). Under the NY Convention, the recognition and enforceability of arbitration awards is based on the principle of reciprocity, and courts of contracting parties to the NY Convention are required to give effect to private agreements to arbitrate and to recognise and enforce arbitration awards made or issued by the courts of other contracting parties to the NY Convention. As such, a Singapore arbitration award is recognisable and enforceable by the Execution Judge, the judicial body in the Kingdom of Saudi Arabia empowered to enforce foreign judgments and arbitration awards, under the NY Convention, provided that the Execution Judge does not find that the subject matter of the Singapore arbitration award is not capable of settlement by arbitration under Saudi Arabian law or that such enforcement would be contradictory to the public policy of the Kingdom of Saudi Arabia.

3.7	Under the laws and regulations of the Kingdom of Saudi Arabia an appointment (whether or not expressed to be irrevocable) of a third party as an attorney-in-fact, a proxy or an agent with authority to act on behalf of or in the name of the appointing entity or individual, such as the appointment of an agent for the service of process, is generally thought to be revocable unless the authority is coupled with an interest associated with the result of the exercise of the authority, although it may be the case that even where the authority is coupled with an interest the authority is revocable at will. Any action taken by the third party pursuant to such authority before the third party is notified of its revocation will, however, be effective.

3.8	A person acting as an agent will generally only be liable to his principal in respect of damage to or the destruction of goods or documentation held by him in his capacity as agent for such principal to the extent that it can be demonstrated such person was negligent or otherwise at fault. A person acting as an agent may only enter into an agreement on behalf of the principal to the extent the principal is permitted to enter into that agreement on its own account.

3.9	Nothing in this opinion should be taken as implying that a court or judicial committee in the Kingdom of Saudi Arabia would grant the remedy of specific performance or an injunction in any action. Injunctive relief is only available in certain limited circumstances.

3.10	Damages for lost profits, consequential damages or other speculative damages are generally not awarded by Saudi Arabian courts and judicial committees. Generally, only actual, direct and proven damages are so awarded

3.11	Saudi Arabian courts and judicial committees generally regard themselves as competent, consistent with general Shari’ah principles, to determine each particular case before them as they consider is necessary to achieve an equitable result in all the circumstances of that case.

3.12	Notwithstanding any statement included in this legal opinion to the contrary, we express no opinion as to the legality, validity, binding nature and enforceability of the rights and obligations of any party under any other documents.

3.13	It is general preference under Shari'ah as applied under Saudi Arabian law that contracts be witnessed by either two adult Muslim males of legal capacity or one adult Muslim male of legal capacity and two adult Muslim females of legal capacity.

3.14	In order to be admissible in evidence in a proceeding before a Saudi Arabian adjudicatory body, the documents must be submitted in Arabic language. An action before a Saudi Arabian adjudicatory body may be brought on a document or instrument executed in a language other than Arabic, provided that an Arabic translation thereof, certified by a translator duly licensed in the Kingdom of Saudi Arabia, is submitted together with the original document or instrument. In any such proceeding, the Arabic version thereof would be deemed by such Saudi Arabian adjudicatory body to be the operative version.

3.15	Other than in paragraphs 2.7 and 2.11 above, we express no opinion with respect to any matters of taxation arising from, or relating to, the Indenture and Agreements. This opinion letter is addressed to you solely for your benefit in connection with the Indenture.

3.16	This opinion letter may be disclosed for information purposes only by you (a) to your affiliates and to your and your affiliates' directors, officers, employees, legal and other professional advisers, regulators and auditors; (b) where required by law, order, rule (including the rules of any applicable stock exchange or any other applicable supervisory or regulatory authority having jurisdiction over you and your affiliates) or regulation or a court of competent jurisdiction; (c) in seeking to establish any defence in any legal or regulatory proceeding or investigation relating to the matters set out herein; or (d) in connection with any actual or potential dispute or claim to which you may be a party and which relates to the matters set out herein, in each case on the strict understanding that we assume no duty or liability whatsoever to any such recipient as a result of any such disclosure, and provided that it is understood by each such recipient that (i) it may not rely on this opinion letter by virtue of such disclosure, and (ii) it is not permitted to disclose or quote this opinion letter to any other person without our prior written consent (except where required by any law, order, rule (including the rules of any applicable stock exchange or any other applicable supervisory or regulatory authority), regulation, legal proceeding or a court of competent jurisdiction. Notwithstanding the foregoing, we hereby consent to your filing this opinion letter as an exhibit to the Registration Statement and the reference to our firm under the heading “Legal Matters”.

This opinion is delivered to you as of the date hereof and we disclaim and do not undertake any obligation to update this opinion. The obligations of the undersigned in respect of this opinion shall be governed exclusively by Saudi Arabian Law.

Yours faithfully

/s/ Suhaib Hammad

Hammad & Al-Mehdar Law Firm

The Schedule

For the purpose of this opinion, we have reviewed the following Constitutional Documents of Ensco Arabia Limited Company:

(a)	Copy of the amended Articles of Associations stamped by the Ministry of Commerce (as shown being approved on 13/01/1442H corresponding to 01/09/2020); and

(b)	Copy of extract of the Commercial Registration (no. 2051016287), obtained from the Ministry of Commerce, on 18/08/1442H corresponding to 01/04/2021.

(c)	Copy of the resolutions of the shareholders of Ensco Arabia Limited, approving and authorizing, among other matters, the execution, delivery and performance by Ensco Arabia Limited of the Agreements to which it is a party and the terms and conditions thereof (the “Resolution”).